EXHIBIT 99.1
For Immediate Release

American Axle & Manufacturing Reports
First Quarter 2011 Earnings of $0.50 Per Share

Total sales 24% higher year-over-year;
Non-GM sales grow faster, up 44% year-over-year

Detroit, Michigan, April 29, 2011 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the first quarter of 2011.

First Quarter 2011 Results

•	First quarter 2011 sales of $645.6 million, up 24% from the first quarter of 2010

•	Non-GM sales grew approximately 44% on a year-over-year basis to $178.4 million

•	Gross profit of $115.4 million, or 17.9% of sales

•	Operating income of $58.7 million, or 9.1% of sales

•	Net income of $37.7 million, or $0.50 per share, more than doubled versus the first quarter of 2010

•	EBITDA (earnings before interest, taxes, depreciation and amortization) of $95.0 million, or 14.7% of sales

AAM's results in the first quarter were net earnings of $37.7 million or $0.50 per share. This compares to net earnings of $16.3 million or $0.22 per share in the first quarter of 2010.

“AAM is off to a strong start in 2011. Driven by a 24% year-over-year sales increase, we are pleased to report AAM's highest quarterly sales total in over three years in the first quarter of 2011. More importantly, AAM's net profit more than doubled in the quarter as we continued to benefit from improved capacity utilization and sustained reductions in our fixed cost structure,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM's top priority for the remainder of this year is to make effective preparations for the many new product launches we have scheduled later this year and continuing through the year 2013. During this time period, we expect to profitably grow AAM's sales in excess of $3 billion and to significantly improve AAM's business diversification in terms of product mix, customer base and served markets.”

Net sales in the first quarter of 2011 increased approximately 24% to $645.6 million as compared to $521.9 million in the first quarter of 2010. Customer production volumes for the major North American light truck and SUV programs that AAM currently supports for GM and Chrysler were up approximately 11% in the first quarter of 2011 as compared to the first quarter of 2010. On a sequential basis, net sales in the first quarter of 2011 increased approximately 11% as compared to the fourth quarter of 2010.

Non-GM sales in the first quarter of 2011 increased approximately 44% on a year-over-year basis to $178.4 million, or 27.6% of total sales. On a sequential basis, non-GM sales in the quarter increased approximately 14% as compared to the fourth quarter of 2010.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the first quarter of 2011, AAM's content-per-vehicle increased 6% to $1,478 as compared to $1,390 in the first quarter of 2010.

AAM's gross profit in the first quarter of 2011 increased $28.1 million on a year-over-year basis to $115.4 million, or 17.9% of sales, as compared to the first quarter of 2010. On a sequential basis, gross profit in the quarter increased approximately 13.6% as compared to the fourth quarter of 2010.

In the first quarter of 2011, AAM's operating income was $58.7 million, or 9.1% of sales.

In the first quarter of 2011, AAM's net income was $37.7 million, or 5.8% of sales, more than double AAM's net income of $16.3 million in the first quarter of 2010. Diluted earnings per share (EPS) were $0.50 in the first quarter of 2011 as compared to $0.22 in the first quarter of 2010.

AAM's SG&A spending in the first quarter of 2011 was $56.7 million as compared to $45.3 million in the first quarter of 2010. AAM's R&D spending for the first quarter of 2011 was approximately $27.2 million as compared to $19.1 million in 2010.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment. Net cash provided by operating activities in the first quarter of 2011 was $1.0 million. Capital spending net of proceeds from the sales of equipment in the first quarter of 2011 was $30.0 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $29.0 million in the quarter.

In the first quarter of 2010, AAM generated $61.1 million of positive free cash flow. Included in AAM's first quarter of 2010 free cash flow was a $48.8 million U.S. income tax refund AAM received in connection with a special five-year net operating loss carryback election included in the Worker, Home Ownership and Business Act of 2009.

As of March 31, 2011, AAM's total available liquidity was approximately $590 million, consisting of available cash and committed borrowing capacity on AAM's U.S. credit facilities.

A conference call to review AAM's first quarter 2011 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from Noon ET on April 29, 2011 until 5:00 p.m. ET May 6, 2011 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 57313607.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

CCertain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; our ability to comply with the definitive terms and conditions of various commercial and financing arrangements with General Motors Company (GM); reduced purchases of our products by GM, Chrysler Group LLC (Chrysler) or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability, our suppliers' ability and our customers' ability to avoid supply shortages as a result of recent events in Japan or otherwise; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); risks inherent in our international operations (including adverse changes in the political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recall, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors” in our most recent 10K filing.

It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(in millions, except per share data)

Net sales	$645.6	$521.9

Cost of goods sold	530.2	434.6

Gross profit	115.4	87.3

Selling, general and administrative expenses	56.7	45.3

Operating income	58.7	42.0

Interest expense	(21.3)	(22.7)

Investment income	0.3	0.4

Other income (expense), net	1.0	(1.5)

Income before income taxes	38.7	18.2

Income tax expense	2.1	2.0

Net income	36.6	16.2

Net loss attributable to the noncontrolling interests	1.1	0.1

Net income attributable to AAM	$37.7	$16.3

Diluted earnings per share	$0.50	$0.22

Diluted shares outstanding	75.3	74.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2011	December 31, 2010
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$217.4	$244.6
Accounts receivable, net	209.7	146.6
Inventories, net	133.6	130.3
Deferred income taxes	8.3	8.0
Prepaid expenses and other	74.6	72.6
Total current assets	643.6	602.1

Property, plant and equipment, net	946.9	936.3
GM postretirement cost sharing asset	243.9	244.4
Goodwill	156.4	155.8
Deferred income taxes	38.9	38.6
Other assets and deferred charges	138.1	137.5
Total assets	$2,167.8	$2,114.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$321.8	$283.6
Accrued expenses and other	261.4	285.5
Total current liabilities	583.2	569.1

Long-term debt	1,007.4	1,010.0
Deferred income taxes	6.9	6.6
Deferred revenue	101.9	116.0
Postretirement benefits and other long-term liabilities	883.8	881.1
Total liabilities	2,583.2	2,582.8

Stockholders' deficit	(415.4)	(468.1)
Total liabilities and stockholders' deficit	$2,167.8	$2,114.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
	(In millions)
Operating activities
Net income	$36.6	$16.2
Depreciation and amortization	33.9	31.6
Other	(69.5)	31.2

Net cash flow provided by operating activities	1.0	79.0

Purchases of property, plant & equipment	(31.5)	(18.8)
Proceeds from sales of property, plant & equipment	1.5	0.9
Purchase buyouts of leased equipment	—	(4.0)
Redemption of short-term investments	—	1.4

Net cash flow used in investing activities	(30.0)	(20.5)

Net decrease in long-term debt	(3.3)	(55.5)
Debt issuance costs	—	(2.2)
Repurchase of treasury stock	(0.1)	(1.2)
Employee stock option exercises	4.6	—

Net cash flow provided by (used in) financing activities	1.2	(58.9)

Effect of exchange rate changes on cash	0.6	(1.1)

Net decrease in cash and cash equivalents	(27.2)	(1.5)

Cash and cash equivalents at beginning of period	244.6	178.1

Cash and cash equivalents at end of period	$217.4	$176.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA)(a)

	Three Months Ended March 31,
	2011	2010
	(In millions)

Net income attributable to AAM	$37.7	$16.3
Interest expense	21.3	22.7
Income taxes	2.1	2.0
Depreciation and amortization	33.9	31.6

EBITDA	$95.0	$72.6

Net debt(b) to capital

	March 31, 2011	December 31, 2010
	(In millions, except percentages)

Total debt	$1,007.4	$1,010.0
Less: cash and cash equivalents	217.4	244.6

Net debt at end of period	790.0	765.4

Stockholders' deficit	(415.4)	(468.1)

Total invested capital at end of period	$374.6	$297.3

Net debt to capital(c)	210.9%	257.5%

Free Cash Flow(d)

	Three Months Ended March 31,
	2011	2010
	(In millions)

Net cash provided by operating activities	$1.0	$79.0
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(30.0)	(17.9)

Free cash flow	$(29.0)	$61.1

________________________________________

(a)
We believe that EBITDA is a meaningful measure of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by operating activities less purchases of property and equipment net of proceeds from sales of assets. We believe free cash flow is a meaningful measures as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.